EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 213 to Registration Statement No. 002-90946 on Form N-1A of our report dated December 19, 2012, relating to the financial statements and supplementary data of Short Duration High Income Portfolio (the “Portfolio”) appearing in the Annual Report on Form N-CSR of the Portfolio for the period from the start of business, February 21, 2012 to October 31, 2012,  and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 1, 2013